Exhibit 99

FOR IMMEDIATE RELEASE	July 31, 2023
BUTLER NATIONAL CORPORATION ANNOUNCES FISCAL YEAR END 2023 FINANCIAL RESULTS - Revenue increased 5% to $75.2 million in fiscal 2023 as compared to $71.5 million in fiscal 2022 -

NEW CENTURY, KANSAS, July 31, 2023, - Butler National Corporation (OTCQB: BUKS), a leader in the growing global market for aircraft structural modification, maintenance, repair and overhaul (MRO) and a recognized provider of gaming management services, announces its financial results for the fiscal year ended April 30, 2023.

Historical selected financial data related to all operations:
	Year Ended April 30
	(In thousands except per share data)
	2023	2022
Revenue	$75,182	$71,517
Operating Income	8,654	16,129
Net Income	4,516	10,368
Total Assets	113,906	100,809
Long-term Obligations	41,748	46,310
Stockholders' Equity	46,781	40,834
Weighted Average Shares - Diluted	76,457	75,340
Diluted Earnings Per Share	0.06	0.14
New Product Research and Development Cost	3,034	2,352

Management Comments

"We are pleased with the revenue increase of  5% to $75.2 million in fiscal 2023 as compared to $71.5 million in fiscal 2022. The increase in revenue reflects an increase of 2% in Professional Services revenue attributable to sports wagering. There was also an increase of 8% in Aerospace Products revenue in fiscal 2023 which can be attributed to aggressive marketing of our new aircraft modification approvals - supplemental type certificates (STC).

Fiscal 2023 net income was $4.5 million compared to a net income of  $12.2 million in fiscal 2022. Fiscal 2023 operating margin was 12% compared to 23% in fiscal 2022. The decrease is primarily due to an increase in labor and material costs, a stock award and cash compensation of $492,000 awarded to a board member and a $4.5 million severance accrual related to a separation agreement with two former executive officers.

During the fiscal year ended April 30, 2023, we invested approximately $3.0 million in projects focused on the development and acquisition of new products. We believe this expenditure for design and development engineering, testing, and certification of new products is required to grow Aerospace Products, help stabilize our long-term revenue and enhance our profits.

The Butler Team is excited about the Company’s future.  The work to develop unique new products continues. We are also reviewing and streamlining operations to maximize the effective use of our resources. I am appreciative of all the Butler National Team members for their contributions in achieving the results for Fiscal Year End 2023.  We are looking forward to meaningful discussions at the upcoming shareholder meeting” commented Christopher J. Reedy, President and CEO of Butler National Corporation.

Business Segment Highlights

Aerospace Products:

Revenue increased 8% to $37.1 million in fiscal 2023 compared to $34.3 million in fiscal 2022. This $2.8 million increase was due primarily to an increase in our aircraft modification business of $2.6 million. We have invested in the development of several STCs. STC development results in new marketable airplane products for the Company. Costs increased 15% to $25.9 million in fiscal 2023 compared to $22.4 million in fiscal 2022. Costs were 70% of segment total revenue in fiscal 2023, compared to 65% of segment total revenue in fiscal 2022. The increase is directly related to an increase in material and labor costs. Expenses increased 96% in fiscal 2023 to $11.2 million compared to $5.7 million in fiscal 2022. Expenses were 30% of segment total revenue in fiscal 2023, compared to 17% of segment total revenue in fiscal 2022. The increase is primarily due to the stock and cash compensation of $492,000 awarded to a board member, and $4.5 million severance accrual relating to a separation agreement with two former executive officers. Aerospace Products had an operating income of $65,000 in fiscal 2023 compared to an operating income of $6.2 million in fiscal 2022.

Professional Services:

Revenue from Professional Services increased 2% to $38.0 million in fiscal 2023 from $37.2 million in fiscal 2022. We introduced a new sports wagering platform that brought in $2.7 million of revenue that did not exist in fiscal 2022. Casino gaming revenue decreased $1.9 million due to a decrease in patron spend per visit. We believe this was due primarily to increased inflation and drought conditions in our primary market area causing a decrease in discretionary spending. Costs increased 11% in fiscal 2023 to $15.4 million compared to $14.0 million in fiscal 2022. Costs were 40% of segment total revenue in fiscal 2023, compared to 37% of segment total revenue in fiscal 2022. The increase is directly related to an increase in labor costs. Expenses increased 6% in fiscal 2023 to $14.0 million compared to $13.3 million in fiscal 2022. Expenses were 37% of segment total revenue in fiscal 2023, compared to 36% of segment total revenue in fiscal 2022. The increase is due primarily to an increase in marketing efforts and an increase in depreciation. Operating income from Professional Services decreased 14% to $8.6 million in fiscal 2023 compared to $10.0 million in fiscal 2022.

Costs related to Professional Services and Aerospace Products include the cost of engineering, labor, materials, equipment utilization, control systems, security and occupancy. Expenses related to Professional Services and Aerospace Products include marketing and advertising, employee benefits, depreciation and amortization, and general, administrative and other expenses.

Backlog:

As of April 30, 2023, our backlog totaled approximately $26.4 million. As of July 24, 2023, our backlog totaled approximately $28.0 million. The backlog includes orders with signed contracts which may not be completed within the next fiscal year. There can be no assurance that all orders will be completed or that some may ever commence.

Our Business:
Butler National Corporation operates in the Aerospace and Professional Services business segments. The Aerospace Products segment involves design, engineering, manufacturing, installation, service and repair of products for aircraft. Additionally, we also operate Federal Aviation Administration (the "FAA") Repair Stations. Aerospace Products subsidiaries concentrate on Beechcraft King Air, Cessna Caravan, Cessna turbine engine, and Learjet aircraft. Professional Services include casino management services, temporary employee services and administrative management services.

Forward-Looking Information:

Statements made in this report, other reports and proxy statements filed with the Securities and Exchange Commission, communications to stockholders, press releases, and oral statements made by representatives of the Company that are not historical in nature, or that state the Company or management intentions, hopes, beliefs, expectations or predictions of the future, may constitute "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements can often be identified by the use of forward-looking terminology, such as "could," "should," "will," "intended," "continue," "believe," "may," "expect," "hope," "anticipate," "goal," "forecast," "plan," "guidance" or "estimate" or the negative of these words, variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A of the Company’s Annual Report on Form 10-K, incorporated herein by reference. Risk Factors and elsewhere herein or in other reports filed with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

FOR MORE INFORMATION, CONTACT:
David Drewitz, Public Relations david@creativeoptionscommunications.com www.creativeoptionscommunications.com Butler National Corporation Investor Relations	Ph (972) 814-5723 Ph (913) 780-9595

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